EXECUTION COPY

                           LOAN AND SECURITY AGREEMENT
                           ---------------------------


         GMAC COMMERCIAL FINANCE LLC ("LENDER"), a Delaware limited liability company, with offices at 3000 Town Center, Suite 280, Southfield, Michigan 48075 and I/OMAGIC CORPORATION, a Nevada corporation ("BORROWER") with a principal place of business at 4 Marconi, Irvine, California 92618, enter into this Loan and Security Agreement on March 9, 2005 (the "AGREEMENT").

                            1. GENERAL LENDING TERMS
                               ---------------------

         The following are the general terms of the loans to be made under this
Agreement:

         1.1 A revolving line of credit (the "REVOLVING LOANS") up to the lesser of the Revolving Advance Limit or the Borrowing Base. The "Borrowing Base" is initially (a) 85% of the aggregate outstanding amount of Eligible Accounts; PLUS
(b) the lesser of (i) 55% of the cost of Eligible Inventory, (ii) 85% of the NOLV of Eligible Inventory, or (iii) $4,000,000; MINUS (c) the Availability Reserves. The advance rate against Eligible Accounts will reduce by one percentage point for each percentage point (or fraction thereof) that Dilution exceeds 5%. Because Dilution as of the date of this Agreement is 26%, the initial advance rate against Eligible Accounts will be 64%. PROVIDED, HOWEVER, no advances shall be made against Eligible Inventory unless and until Lender is satisfied, in its sole Discretion, with the results of an appraisal of Borrower's Inventory. All Revolving Loans will be made in U.S. Dollars, and for Borrowing Base purposes, Accounts denominated in Canadian Dollars will be converted to U.S. Dollars at the prevailing exchange rate.

         1.2 As provided in SECTIONS 3.2 AND 3.3 below, a $2,000,000 Letter of Credit facility. The undrawn amount of all Outstanding Letters of Credit will be reserved against availability under the Line of Credit (the "LC RESERVES"). In addition to other reasonable, standard and customary charges, commissions, fees, and costs charged by the issuing bank of any Letters of Credit, Borrower shall pay Lender a fee on the first day of each month in arrears equal to three and one-half percent (3.50%) per annum times the aggregate amount undrawn face amount of all Letters of Credit as of the end of each day.

         1.3 Subject to SECTIONS 3.4 AND SECTIONS 3.5 below, the applicable interest rate on all Revolving Loans is, the Prime Pate plus three-quarters percent (0.75%) per annum OR the LIBOR Rate plus three and one-half percent (3.50%) per annum. The foregoing interest rates are referred to as the "BASE RATES", or a "PRIME BASE RATE" or "LIBOR BASE RATE", as applicable.

         1.4 This Agreement expires on March 8, 2008 (the "TERM").

         1.5 Borrower shall pay Lender a closing fee of $25,000 upon execution of this Agreement which fee shall be fully earned on the date paid and which is in addition to the commitment fee previously paid by Borrower.

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         1.6 Borrower shall pay Lender a collateral servicing fee of $1,000 on the first day of each month in arrears, for every month or portion thereof that this Agreement is in effect.

         1.7 Borrower shall pay to Lender a monthly unused line fee in arrears on the first day of each month equal to one-quarter of one percent (0.25%) per annum times the Average Unused Portion of the Revolving Facility during the immediately preceding month.

                                2. DEFINITIONS.
                                   ------------

         In addition to the terms defined in this Agreement, the following terms have the given definitions:

         "ACCOUNT DEBTOR" means any obligor under, with respect to, or on account of an Account.

         "ACCOUNTS" means all presently existing and hereafter arising "accounts" and "chattel paper" as such terms are defined in the Uniform Commercial Code, including accounts receivable, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, whether or not earned by performance, all credit insurance, guaranties, supporting obligations and other security therefor, as well as all goods returned to or reclaimed by Borrower, and Borrower's Business Records relating to any of the foregoing.

          "AVAILABILITY RESERVES" means such reserves as Lender from time to time determines in its Discretion as being appropriate to reflect the impediments to Lender's ability to realize upon the Collateral liabilities that impact on the anticipated amount realizable from the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

                  (a) from and after the time Lender allows the inclusion of Inventory in the Borrowing Base, rent for any leased location where Borrower's Inventory is located for which an acceptable Collateral Access Agreement has not been received by Lender;

                  (b) taxes and other governmental charges, including ad valorem, personal property, sales, and other taxes which may have priority over Lender's security interests;

                  (c) claims that Lender believes in Lender's Discretion (after consulting with counsel) could have priority over the Obligations by virtue of any applicable law or regulation;

                  (d) from and after the time Lender allows the inclusion of Inventory in the Borrowing Base, the Inventory Reserves;

                  (e) the LC Reserves; and

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                  (f) the Static Reserve.

         "AVERAGE EXCESS AVAILABILITY" means the average daily Excess Availability for the calendar months ending March 31 and September 30 of each year.

         "AVERAGE UNUSED PORTION OF THE REVOLVING FACILITY" means, for any calendar month or portion thereof, the Revolving Advance Limit, less the average Daily Balance of Revolving Loans that were outstanding during the month.

         "BUSINESS DAY" means a day on which national banks are open for business in Detroit, Michigan other than Saturdays and Sundays.

         "BUSINESS RECORDS" means all of Borrower's books and records including all of the following: ledgers, records indicating, summarizing or evidencing Borrower's assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs or other computer prepared information, and the equipment containing such information.

         "CAPITAL EXPENDITURES" means, with respect to Borrower for any period, the sum of the aggregate of all expenditures (whether paid in cash, capitalized as an asset or accrued as a liability) by Borrower during such period which, in accordance with GAAP, are or should be included in "capital expenditures" or similar items reflected on the statements of cash flows of Borrower.

         "CAPITAL LEASE" means a capital lease or a lease which should be treated as a capital lease under GAAP.

         "CLAIMS" means any demand, claim, action or cause of action, damage, liability, loss, cost, debt, expense, obligation, tax, assessment, charge, lawsuit, contract, agreement, undertaking or deficiency, of any kind or nature, whether known or unknown, fixed, actual, accrued or contingent, liquidated or unliquidated (including interest, penalties, attorneys' fees and other costs and expenses incident to proceedings or investigations relating to any of the foregoing or the defense of any of the foregoing), whether or not litigation has commenced.

         "COLLATERAL" means all of the following: Accounts; Equipment; General Intangibles; Inventory; Negotiable Collateral; Business Records; Commercial Tort Claims; any money or other assets of Borrower which hereafter come into the possession, custody or control of Lender, including money on deposit in any blocked accounts to the extent such funds are determined to not be Lender's property; and all proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, Supporting Obligations, and any and all Accounts, Equipment, General Intangibles, Inventory, Negotiable Collateral, Business Records, money, deposit accounts or other tangible or intangible property resulting from the sale or other disposition of the Collateral or any portion thereof or interest therein, and the proceeds thereof.

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         "COLLATERAL ACCESS AGREEMENT" means a written agreement between Lender and the owner of any premises where Collateral is located on terms acceptable to Lender in its Discretion, providing for among other things, a waiver of liens on the subject Collateral and providing Lender access to and if applicable, the right to occupy, the premises in connection with liquidating Collateral.

         "COMMERCIAL TORT CLAIMS" has the meaning given in the UCC, and includes without limitation Borrower's rights and claims arising under, in connection with or related to (a) the lawsuit styled IOM HOLDINGS, INC. AND I/OMAGIC CORPORATION V. LAWRENCE W. HOROWITZ, GREGORY B. BEAM, LAWRENCE M. CRON, HORWITZ & CRON, KEVIN J. SENN, SENN PALUMBO MEULMANS LLP ET AL, Case Number 03CC07383, Orange County California Superior Court and the claims on which such lawsuit is based, and (b) to the extent Borrower has any rights therein, the arbitration styled IOM HOLDINGS, INC. V. DEVELOPMENT SPECIALISTS, Inc., Ref. Number 73 Y 181 00168 04 LOPE, American Arbitration Association, and the claims on which such arbitration is based.

         "DAILY BALANCE" means, with respect to each day during the term of this Agreement, the amount of Revolving Loans outstanding at the end of such day.

         "DEBT" means with respect to Borrower, without duplication, at the date of determination, (a) all indebtedness for borrowed money, including, (b) all obligations for the deferred purchase price of property or services which evidence indebtedness, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, under acceptance, letter of credit and similar facilities, (g) all obligation to purchase, redeem, retire, defease or otherwise acquire for value any partnership or shareholder or other equity interests, (h) all net financial obligations in respect of Hedge Arrangements and all financial obligations under any similar contract, (i) all contingent obligations, (j) all Debt referred to in clauses (a) through (i) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any encumbrance on property (including accounts and contract rights), even though Borrower has not assumed or become liable for the payment of such Debt, (k) the amount of all trade payables and other accrued liabilities to the extent the same are past the due date thereof by more than 90 days (except to the extent that such payables and liabilities are being properly contested with the person or entity to whom same are owing) and (l) any other obligation arising under arrangements or agreements that, in substance, provide financing to Borrower.

         "DEPRECIATION & AMORTIZATION EXPENSE" means with respect to Borrower, for any period, depreciation, amortization, depletion and other like reductions to income for such period not involving any outlay of cash, determined on a consolidated basis in accordance with GAAP.

         "DILUTION" means the aggregate amount of credits, returned goods, adjustments, deductions, setoffs and recoupments granted by Borrower or taken by all Account Debtors in any calendar month divided by the aggregate amount of Borrower's sales during the calendar month.

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         "DISCRETION" means:

                  (a) Each reference in the Loan Documents to the exercise of discretion or the like by the Lender shall be to the Lender's exercise of its reasonable (from the perspective of a secured, asset-based lender) credit judgment, in good faith, based upon Lender's consideration of any such factor as the Lender, taking into account information of which Lender then has actual knowledge, believes:

                           (i) Will or reasonably could be expected to affect the value of the Collateral, the enforceability of the Lender's liens, security and collateral interests therein, or the amount which Lender would likely realize from the Collateral (taking into account delays which may possibly be encountered in the Lender's realizing upon the Collateral and likely Expenses in connection with the enforcement of remedies and associated costs of collection);

                           (ii) Indicates that any report or financial information delivered to the Lender by or on behalf of Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement; and/or

                           (iii) Constitutes an Event of Default or indicates that an Event of Default will occur with the passage of time.

                           (iv)     Suggests a material increase in the
                                    likelihood that Borrower will become the subject of an Insolvency Proceeding.

                  (b) In the exercise of such judgment, as set forth in clause
(a) above, Lender also may take into account any of the following factors:

                           (i) Those included in, or tested by, the definitions of Eligible Inventory or Eligible Accounts;

                           (ii) The current financial and business climate of the industry in which Borrower competes (having regard for Borrower's position in that industry);

                           (iii) General economic conditions which have a material effect on Borrower's cost structure;

                           (iv)     Material Adverse Changes in Borrower's
                                    assets;

                           (v) Material Adverse Changes in Borrowing Base availability versus that which was projected; and/or

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                           (vi)     Such other factors as Lender determines as
                                    having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrower.

                  (c) The burden of establishing the failure of the Lender to have acted in a reasonable manner in Lender's exercise of Discretion shall be on the Borrower.

         "DOLLARS" or "$" means lawful money of the United States of America.

         "EBITDA" means for any Measurement Period, the following amount determined in accordance with GAAP -

                  (a) Net Income for such period; PLUS

                  (b) Extraordinary losses; PLUS

                  (c) The sum of (without duplication)

                           (i)      Interest Expense for such period;

                           (ii)     Income Tax Expense for such period;

                           (iii) Depreciation & Amortization Expense for such period; MINUS

                  (d) Extraordinary gains.

         "ELIGIBLE ACCOUNTS" means Borrower's Accounts listed on Borrowing Base Certificates delivered to Lender which Lender, in its Discretion, determines to be an Eligible Account. Without limiting the generality of the immediately preceding sentence, no Account will be a Eligible Account unless it meets all of the following minimum requirements:

                  (a) The Account is valued at its face amount and represents a complete, bona fide transaction for Eligible Inventory sold, delivered, and accepted by the Account Debtor or for services rendered (but excluding any amounts in the nature of a service charge added to the amount due on an invoice because the invoice has not been paid when due) that requires no further act under any circumstances on the part of the Borrower or any other person or entity to make such Account payable by the Account Debtor, and the Account arises from an arm's-length transaction in the ordinary course of Borrower's business between Borrower and an Account Debtor that is not an affiliate, partner, officer, or employee of Borrower, or a member of the family of any partner, officer, or employee of Borrower.

                  (b) The Account is not unpaid more than the earlier of (A) 70 days past the invoice due date, or (B) 100 days from the earlier of (i) the date on which the original invoice rendered in connection with such Account was issued, and (ii) the date on which the Eligible Inventory was shipped to the Account Debtor or the services performed.

                  (c) The goods the sale of which gave rise to the Account were shipped or delivered or provided to the Account Debtor on a final sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar understanding, and no part of such goods have been returned or rejected.

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                  (d) The Account is not evidenced by chattel paper or an
instrument of any kind.

                  (e) The Account Debtor with respect to the Account (A) is not insolvent, (B) is not the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might have a materially adverse effect on its business, and (C) is not, in Lender's Discretion deemed ineligible for credit for other reasons (including, without limitation, unsatisfactory past experience of Borrower or Lender with the Account Debtor or unsatisfactory reputation of the Account Debtor).

                  (f) The Account Debtor is located in the United States of America or Canada.

                  (g) The Account Debtor is not the government of the United States of America or Canada, or any department, agency or instrumentality thereof, or (B) if the Account Debtor is an entity mentioned in the preceding clause, the Federal Assignment of Claims Act (or applicable similar legislation) has been fully complied with so as to validly perfect Lender's first-priority security interest to Lender's satisfaction.

                  (h) The Account is a valid, legally enforceable obligation of the Account Debtor with respect thereto and is not subject to any dispute, condition, contingency, setoff, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense on the part of such Account Debtor and no fact exists that may provide a basis for any of the foregoing in the present or future (collectively, a "SETOFF"), other than in respect of ordinary course of business adjustments such as price protection allowances, returns, co-operative advertising allowances, and market development funds credits; provided that except as otherwise provided in this Agreement, the Account will be ineligible only to the extent of the Setoff.

                  (i) Unless otherwise agreed to in writing by Lender, the Account is subject to a first-priority security interest in Lender's favor and is not subject to any other lien, claim, encumbrance, or security interest whatsoever (except as otherwise permitted by this Agreement or any other written agreement between Lender and Borrower).

                  (j) The Account is evidenced by an invoice or other documentation in form acceptable to Lender and arises from a contract, purchase order, or release that is satisfactory in form and substance to Lender.

                  (k) Borrower has observed and complied with (A) all laws of the United States of America (including the Fair Labor Standards Act) and (B) all laws of the state in which the Account Debtor or the Account is located which, if not observed and complied with, would deny to the Borrower access to the courts of such state.

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                  (l) No representation or warranty contained in this Agreement or any other agreement between Borrower and Lender, or in any Borrowing Base Certificate with respect to such Account has been breached in any material respect.

                  (m) The Account is not subject to any provision prohibiting its assignment.

                  (n) The Account does not represent any manufacturer's or supplier's credits, discounts, incentive plans, or other similar arrangements entitling the Borrower to discounts on future purchases.

                  (o) The Eligible Inventory giving rise to the Account was not, at the time of sale thereof, subject to any lien or encumbrance except in Lender's favor.

                  (p) The Account is payable in Dollars.

         In addition to the foregoing requirements, Accounts of any Account Debtor that are otherwise eligible will be reduced to the extent of (a) any accounts payable (including, without limitation, Lender's good faith estimate of any contingent liabilities) by Borrower to such Account Debtor ("CONTRAS") (provided that Lender, in its Discretion may determine that none of such Accounts are Eligible Accounts if aggregate Contras and Setoffs represent 10% or more of the total amount owing to Borrower from such Account Debtor); (b) that portion of an Account representing a retainage or holdback by the Account Debtor; and (c) Accounts owing by any Account Debtor that exceed 15% of Borrower's total Accounts if the Account Debtor is not rated by Moody's Investment Service or if the Account Debtor is rated as "speculative" or "non-investment grade". Finally, all Accounts owing by a given Account Debtor will be ineligible if more than 50% of the total Accounts owing by such Account Debtor are otherwise ineligible.

         Any Account that is at any time an Eligible Account and that subsequently fails to meet any of the requirements set forth above will immediately cease to be an Eligible Account and must be removed from the Borrowing Base immediately.

         "ELIGIBLE INVENTORY" means that portion of Borrower's Inventory consisting of goods held for sale in the ordinary course of Borrower's business that is listed on a Borrowing Base Certificate delivered to Lender in accordance with this Agreement that Lender, in its Discretion, determines to be Eligible Inventory. Without limiting the generality of the immediately preceding sentence, no Inventory will be Eligible Inventory unless it meets all the following minimum requirements:

                  (a) The Inventory has not been shipped, delivered, provided to, purchased or sold by Borrower on a bill and hold, consignment sale, guaranteed sale, or sale or return basis, or any other similar basis or understanding.

                  (b) No Account has arisen with respect to such Inventory.

                  (c) The Inventory has not been billed to a customer on a "progress billing" or similar basis prior to shipment to the customer.

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                  (d) The Inventory is valued at the lower of cost or market on a first-in, first-out basis.

                  (e) The Inventory is in Borrower's possession, or if the Inventory is located on premises not owned by the Borrower, the landlord or owner has executed an acceptable Collateral Access Agreement.

                  (f) The Inventory is not subject to any royalty, copyright, trademark, trade name, or licensing arrangement, or any law, rule, or regulation that could limit or impair Lender's ability to exercise its rights with respect to such Inventory.

                  (g) The Inventory is not packaging, labels, manuals or supplies.

                  (h) The Inventory meets all standards imposed by any governmental or agency, department, or division having regulatory authority over such Inventory or its use or sale including, without limitation, standards set forth in the Fair Labor Standards Act.

                  (i) No representation or warranty in this Agreement, any other agreement between Borrower and Lender, or any Borrowing Base Certificate has been breached, in any material respect, with respect to such Inventory.

                  (j) The Inventory is not obsolete (obsolete Inventory includes Inventory that is not compatible with current computer software or hardware in the market place) or slow-moving (no sales in last six months or quantities on hand in excess of projected sales over the next six months), is of good and merchantable quality, and is readily salable in the ordinary course of Borrower's business.

                  (k) Except as otherwise permitted by this Agreement or any other written agreement between Borrower and Lender, the Inventory is subject to a first-priority security interest in Lender's favor and is not subject to any other lien or encumbrance, except those which are subordinate to those of Lender pursuant to the terms of a subordination agreement(s) acceptable in form and substance acceptable to Lender.

         Any Inventory that is at any time Eligible Inventory and that subsequently fails to meet any of the requirements set forth above will cease to be Eligible Inventory immediately and must be removed from the Borrowing Base immediately.

         "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the regulations pertaining to such statutes, and any other safety, health or environmental statutes, laws, regulations or ordinances of the United States or of any state, county or municipality in which Borrower conducts its business or the Collateral is located.

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         "EQUIPMENT" means all of Borrower's present and hereafter acquired equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, motor vehicles, rolling stock, processors, tools, parts, dies, jigs, goods (other than consumer goods, farm products or Inventory), wherever located, and any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing, wherever located.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

         "ERISA AFFILIATE" means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

         "EXCESS AVAILABILITY" means at any time, the amount of the Borrowing Base minus the amount of the Revolving Loans.

         "EXPENSES" means all fees and out-of-pocket disbursements incurred by Lender, including reasonable out-of-pocket fees of counsel and court costs, in any way arising from or in connection with this Agreement, any Loan Documents, any of the Collateral, any of the Obligations or the business relationship between Lender and Borrower, including, without limitation, (a) audit fees at the per day rate provided for in SECTION 8.6 below; (b) all fees and expenses (including recording fees and insurance policy fees) of Lender and counsel for Lender for the preparation, examination, approval, negotiation, execution and delivery of, or the closing of any of the transactions contemplated by, this Agreement and any Loan Documents; (c) all fees and out-of-pocket disbursements incurred by Lender, including reasonable attorneys' fees, in any way arising from or in connection with any action taken by Lender to monitor, advise, administer, enforce or collect any of the Obligations under this Agreement, any Loan Documents or any other obligations of Borrower, whether joint, joint and several, or several, under this Agreement (or any Loan Documents), or any other existing or future document or agreement, or arising from or relating to the business relationship between Lender and Borrower, or otherwise securing any of the Obligations, including any actions to lift the automatic stay or to otherwise in any way monitor or participate in any Insolvency Proceeding involving Borrower; (d) all reasonable out-of-pocket expenses and fees (including attorneys' fees) incurred in relation to, in connection with, in defense of and/or in prosecution of any litigation instituted by Borrower or any third party against or involving Lender arising from, relating to, or in connection with any of the Obligations or the Borrower's other obligations, this Agreement (or any Loan Documents), any of the Collateral, or the business relationship between Lender and Borrower, including any so-called "Lender liability" action, any claim and delivery or other action for possession of, or foreclosure on, any of the Collateral, post-judgment enforcement of any rights or remedies including enforcement of any judgments, and prosecution of any appeals (whether discretionary or as of right and whether in connection with pre-judgment or post-judgment matters); (e) all costs, expenses and fees incurred by Lender or its agents in connection with any appraisals or environmental assessments of all or any of the Collateral (and Borrower shall fully cooperate with such appraisers and make their property available for appraisal in connection with as many appraisals or environmental assessments as Lender may reasonably request); (f) all fees described in SECTION 1 above, and


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(g) all costs, expenses and fees incurred by Lender and/or its counsel in connection with consultants, expert witnesses or other professionals retained by Lender and/or its counsel in order to assist, advise and/or give testimony with respect to any matter relating to this Agreement or any Loan Documents, the Collateral or the business relationship between Lender and Borrower (and Borrower shall fully cooperate with such consultant, expert witness or other professional and shall make their premises, books and records, accounting systems, computer systems and other media for the recordation of information available to such persons).

         "FIXED CHARGES" means (without duplication) the sum of the following for any Measurement Period for Borrower: scheduled principal and interest payments on all Funded Debt and income taxes paid or payable, all as determined according to GAAP for the applicable period.

         "FIXED CHARGE COVERAGE RATIO" means, for any Measurement Period, the ratio of (a) EBITDA minus internally funded Capital Expenditures to (b) Fixed Charges.

         "FUNDED DEBT" means, with respect to Borrowers without duplication, all capital leases, all indebtedness that bears interest (whether current pay, accrued or otherwise), including without limitation, the deferred purchase price of property or services, all obligations to repurchase all or any portion of any property transferred or sold and all other obligations arising under arrangements or agreements that, in substance, provide financing.

         "GAAP" means generally accepted accounting principles as adopted in the United States of America applied on a consistent basis.

         "GENERAL INTANGIBLES" means all of Borrower's present and future general intangibles and other personal property (including commercial tort claims, contract rights, rights arising under common law, statutes or regulations, choses or things in action, goodwill, going concern value, patents, trade names, trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, monies due under any royalty or licensing agreements, route lists, infringement claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds and tax refund claims) other than goods and Accounts, and Borrower's Business Records relating to any of the foregoing.

         "HAZARDOUS MATERIAL" means any substance, material, emission or waste which is or hereafter becomes regulated or classified as a hazardous substance, hazardous material, toxic substance or solid waste under any Environmental Law, asbestos, petroleum products, urea formaldehyde, polychlorinated biphenyls
(PCBs), radon and any other hazardous or toxic substance, material, emission or waste.

         "HEDGE ARRANGEMENT" means for any period, any arrangement or transaction which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of such transactions or arrangements) designed to protect or mitigate against risks in interest, currency exchange or commodity price fluctuations.

         "INCOME TAX EXPENSE" means with respect to Borrower, for any period, the aggregate of all federal, state and local taxes on Borrower's income for such period, whether current or deferred, determined in accordance with GAAP.

         "INTEREST EXPENSE" means with respect to Borrower, for any period, without duplication, the aggregate amount of interest and other financing charges expensed or accrued on account of such period with respect to Funded Debt, including interest, discount and financing fees, commissions, discounts, the interest or time value of money component of costs related to factoring or securitizing receivables or monetizing inventory and other fees and charges payable with respect to letters of credit, letters of guarantee and bankers' acceptance financing, standby fees, the interest component of capital leases and net payments (if any) pursuant to hedge arrangements involving interest, all as determined in accordance with GAAP.

         "INSOLVENCY PROCEEDING" means any proceeding commenced by or against Borrower under any provision of the Bankruptcy Code, 11 U.S.C. ss.101 et. seq., or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors or proceedings seeking reorganization, liquidation, arrangement or other similar relief.

         "INVENTORY" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service, Borrower's present and future raw materials, work in process, finished goods and supplies and materials used in or consumed in Borrower's business, goods which have been returned to, repossessed by or stopped in transit by Borrower, packing and shipping materials, wherever located, any documents of title representing any of the above, and Borrower's Business Records relating to any of the foregoing.

         "INVENTORY RESERVES" means such reserves as may be established from time to time by Lender in its Discretion with respect to the determination of what constitutes Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following: negative variances in excess of 5% in test counts or cost verifications performed by Lender from time to time (as part of Lender's periodic Examinations), obsolescence (determined based upon Inventory on hand beyond a given number of days), or changes in Inventory composition or mix.

         "LIBOR BASED LOANS" means that portion of the Loans on which interest accrues at the LIBOR Base Rate.

         "LIBOR RATE" means an annual rate of interest determined by Agent as being the rate available at approximately 11:00 a.m. London time in the London Interbank Market, as referenced by Reuters Screen "LIBOR", in accordance with the usual practice in such market, for 30 day LIBOR loans in effect two Business Days prior to the first Business Day of each calendar month for deposits of dollars in amounts in excess of $1,000,000, as such rate may be adjusted by the reserve percentage applicable during the succeeding month (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such LIBOR Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or an successor) for determining the maximum reserve requirement (including without limitation, any emergency, supplemental or other marginal reserve requirement) for a national bank with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board of Governs of the Federal Reserve System, as in effect from time to time, having a term equal to such LIBOR Interest Period ("EUROCURRENCY RESERVE REQUIREMENT"), as reasonably applied to loans of this type. Such adjustment shall be effectuated by calculating, and the LIBOR Rate shall be equal to, the quotient of (i) the offered rate divided by (ii) one minus the Eurocurrency Reserve Requirement. The LIBOR Rate will be adjusted as of the first calendar day of each month and shall remain at such rate for the entire month.

         "LIBOR RATE OPTION" is defined in SECTION 3.5 below.

         "LINE OF CREDIT" means the revolving line of credit provided for in this Agreement.

         "LOAN DOCUMENTS" means, collectively, this Agreement, any notes, any security agreements, pledge agreements, assignments, deeds of trust, mortgages or other encumbrances or agreements which secure or relate to the Obligations or the collateral security for the Obligations, any guaranties of the Obligations, including, without limitation, any lock box or blocked account agreements and any other agreements entered into between Borrower or any guarantor of the Obligations and Lender relating to or in connection with this Agreement.

         "LOANS" means the Revolving Loans and any other loans or advances made by Lender to Borrower.

         "MATERIAL ADVERSE CHANGE" means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Borrower, including, without limitation, a material adverse change in the business, operations, results or operations, assets, or liabilities since the date of this Agreement, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of the Lender to enforce the Obligations or realize upon the Collateral of Borrower, (c) a material impairment of the Collateral, or (d) a material impairment of the priority of the Lender's liens and security interests with respect to the Collateral of Borrower.

         "MEASUREMENT PERIOD" means as the 3 month period ending March 31, 2005, the six month period ending on June 30, 2005, the 9 month period ending September 30, 2005, the 12 months ending December 31, 2005 and thereafter the twelve month period ending on March 31, June 30, September 30 and December 31 of each year.

         "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of Borrower or any ERISA Affiliate.

         "NEGOTIABLE COLLATERAL" means all of Borrower's present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities, documents, leases and chattel paper, and Borrower's Business Records relating to any of the foregoing.

         "NET INCOME" means, for any period, Borrower's net income for such period, as determined in accordance with GAAP.

         "NOLV" means the appraised orderly liquidation value as determined annually by an appraiser acceptable to Lender, net of estimated costs of liquidation.

         "OBLIGATIONS" means all Loans, advances, debts, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Lender to charge Borrower's loan account), obligations, fees, lease payments, guaranties, reimbursement obligations in respect of Letters of Credit, covenants and duties owing by Borrower to Lender of any kind and description for the payment of money or otherwise, (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument or by any other agreement between Lender and Borrower), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including any debt, liability or obligation owing from Borrower to others which Lender may obtain by assignment or otherwise, and all interest thereon, including any interest that, but for the provisions of the Bankruptcy Code, would have accrued, and all Expenses which Borrower is required to pay or reimburse pursuant to the Loan Documents, by law or otherwise.

         "OPERATING ACCOUNT" means account number 4042743 maintained by Borrower at United National Bank or such other account as Borrower shall designate in writing.

         "OVERADVANCE" means if at any time and for any reason, the aggregate amount of the outstanding Revolving Loans exceeds the Dollar or percentage limitations set forth in SECTION 1 in this Agreement.

         "PERMITTED LIENS" means:

                  (a) liens for taxes, assessments or governmental charges, and liens incident to construction, which are either not delinquent or are being contested in good faith by the Borrower by appropriate proceedings, which will prevent foreclosure of such liens, and against which adequate reserves have been provided, and upon demand by Lender, with adequate security being posted with Lender;

                  (b) liens or deposits in connection with workers' compensation or other insurance or to secure customs' duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as condition to the transaction of business or the exercise of any right, privilege or license; or other liens or deposits of a like nature made in the ordinary course of business; and

                  (c) security interests or mortgages granted to Lender; and

                  (d) liens and security interests identified on SCHEDULE 2.

         "PLAN" means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

         "REPORTABLE EVENT" means a "reportable event" as that term is defined and applied in connection with ERISA.

         "REVOLVING ADVANCE LIMIT" means $10,000,000.

         "STATIC RESERVE" means initially $1 million, with such amount reduced to $500,000 if Lender is satisfied, in its Discretion, with the results of the restatement of financial statements announced by Borrower on or about January 27, 2005.

         "UCC" means the Uniform Commercial Code as adopted in Michigan.

             3. LINE OF CREDIT, OTHER LOANS, INTEREST AND PAYMENTS
                --------------------------------------------------

         3.1 REVOLVING LINE OF CREDIT. From time to time prior to the expiration of the Term, so long as an Event of Default has not occurred or if an Event of Default has occurred, such Event of Default has been timely remedied, Lender will, in its Discretion and subject to the terms and conditions set forth in this Agreement, make Revolving Loans to Borrower in such amounts as Borrower may request, provided that the aggregate principal amount of all Revolving Loans shall not exceed the lesser of the Revolving Advance Limit or the Borrowing Base.

         Borrower may request from time to time Revolving Loan advances by submitting a signed, completed Borrowing Base Certificate to Lender, in each case given no later than 1:00 p.m. (Eastern time) on the Business Day of the proposed Revolving Loan advance. Subject to the terms and conditions of this Agreement, Lender will make the proceeds of each such requested Revolving Loan advance available to Borrower on the day requested by transferring funds to Borrower's Operating Account or as otherwise instructed by Borrower.

         Lender shall not be obligated to make Revolving Loans to Borrower at any time; each Revolving Advance which is made under this Agreement will be made at the option of, and in the Discretion of, Lender. The Revolving Loans will not be evidenced by a promissory note and a copy of Lender's books and records related to the Revolving Loans shall constitute prima facie evidence of the outstanding amount of Revolving Loans. The Revolving Loans will be due and payable upon the earlier of the occurrence of an Event of Default or the expiration of the Initial Term.

         Should an Overadvance exist, Borrower shall immediately make principal reduction payments of such excess to Lender as are required to reduce the outstanding balance of the Revolving Loans such that no Overadvance exists.

         For each Revolving Loan made to Borrower via wire transfer, Borrower shall pay Lender an Electronic Payment Fee of $25.00, or such other amount as Lender shall customarily charge its Borrowers for the cost and expense of making electronic transfers of funds.

         3.2 LETTERS OF CREDIT. Subject to the terms and conditions hereof, Lender shall cause the issuance of letters of credit ("LETTERS OF CREDIT") for the account of the Borrowers from time to time during the Term of this Agreement; PROVIDED, HOWEVER, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the sum of the outstanding Obligations (including Outstanding Letters of Credit) to exceed the lesser of (x) the Revolving Advance Limit or (y) the Borrowing Base. The maximum amount of Outstanding Letters of Credit shall not exceed $2,000,000 in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Loans and shall bear interest as provided in Section 3.4.

         3.3 ISSUANCE OF LETTERS OF CREDIT.

                  (a) Borrower may request that Lender issue or cause the issuance of a Letter of Credit by delivering to Lender, a letter of credit application in the form provided by Lender (a "LETTER OF CREDIT APPLICATION"), properly completed to the satisfaction of Lender and the proposed issuing bank, together with such other certificates, documents and other papers and information as Lender may reasonably request.

                  (b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, and (ii) have an expiry date not later than twelve months after such Letter of Credit's date of issuance and in no event later than the last day of the Term. Each Letter of Credit Application and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof and, to the extent not inconsistent therewith, the laws of the State of Michigan.

                  (c) In connection with the issuance or creation of any Letter of Credit, Borrower shall indemnify, save and hold Lender harmless from any loss, cost, expense or liability, including, without limitation, payments made by Lender, and expenses and reasonable attorneys' fees incurred by Lender arising out of, or in connection with, any Letters of Credit to be issued or created for Borrower. Borrower shall be bound by Lender's or any issuing or accepting bank's regulations and good faith interpretations of any Letter of Credit issued or created for Borrower's account, although this interpretation may be different from Borrower's; and, neither Lender nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in creating or paying any Letter of Credit, except for Lender's or such correspondents' gross negligence or willful misconduct.

                  (d) Borrower authorizes and directs any bank which issues a Letter of Credit to name the Borrower as the "Account Party" therein and to deliver to Lender all instruments, documents, and other writings and property received by the bank pursuant to the Letter of Credit or in connection with any acceptance and to accept and rely upon Lender's instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

                  (e) In connection with all Letters of Credit issued by or on behalf of Lender under this Agreement, upon and during the continuance of an Event of Default, Borrower hereby appoints Lender, or its designee, as its attorney, with full power and authority (a) to sign and/or endorse Borrower's name upon any warehouse or other receipts, letter of credit applications and acceptances; (b) to sign the Borrower's name on bills of lading; (c) to clear Inventory through Customs in the name of the Borrower or Lender or Lender's designee, and to sign and deliver to Customs officials powers of attorney in the name of the Borrower for such purpose; and (d) to complete in the Borrower's name or Lender's, or in the name of Lender's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Lender nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Lender's or its attorney's gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

                  (f) Borrower shall reimburse Lender for all out-of-pocket charges, commissions, fees and costs of any bank that issues a Letter of Credit. Such unpaid amounts shall be part of the Obligations and shall be secured by the Collateral.

         3.4 INTEREST RATE; DEFAULT INTEREST RATE. Through March 31, 2006, the aggregate outstanding amount of all Obligations shall bear interest at the applicable Base Rate set forth in SECTION 1.3 above and all interest shall be payable on the first day of each month in arrears. Commencing April 1, 2006 and continuing on the first day of October and April of each year, the applicable rate of interest shall be determined based upon the Average Excess Availability for the month then ended and the grid attached as SCHEDULE 3.4. The aggregate outstanding amount of the Obligations shall bear interest, from and after the occurrence of an Event of Default and without constituting a waiver of any such Event of Default, at the rate of two percent (2.0%) per annum above the applicable Base Rate. All interest payable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed, based on the aggregate amount of the Obligations that are outstanding on each day. Interest shall continue to accrue until all of the Obligations are paid in full.

         3.5 LIBOR RATE OPTION. Provided no Event of Default has occurred and is continuing, Borrower shall have the right to have up to 80% of the Revolving Loans bear interest at a LIBOR Base Rate (the "LIBOR RATE OPTION"); PROVIDED, THAT Loans accruing interest at a LIBOR Base Rate shall be in amounts not less than $1,000,000 and in increments of $250,000. Borrower shall elect (or continue) the LIBOR Rate Option in writing at least three (3) Business Days prior to the first Business Day of each calendar month. If Borrower fails to timely elect the LIBOR Rate Option or timely notify that it wants to continue the LIBOR Rate Option for a particular portion of the Loans, all Loans shall accrue interest at the applicable Prime Base Rate during the succeeding calendar month. If Borrower prepays any portion of the Revolving Loans on which interest is accruing at the LIBOR Rate (the "LIBOR TRANCHE") other than on the last day of each month, Borrower shall be obligated to pay Lender a so-called breakage fee equal to the difference between interest calculated on the LIBOR Tranche amount at the LIBOR Base Rate and interest calculated at the Prime Base Rate for that portion of the month the LIBOR Tranche is paid.

         3.6 CROSS-DEFAULTS AND CROSS-COLLATERALIZATION. A default under any Loan or Loan Document is a default under any all other Loans and Loan Documents. All Collateral secures all Obligations.

         3.7 PAYMENTS. All payments, including any prepayments, by Borrower on account of principal, interest, fees, or other Obligations must be made without setoff or counterclaim to Lender at the address specified on the first page of this Agreement in Dollars and in immediately available funds. If any payment under this Agreement or any Note becomes due on a day other than a day which is a Business Day, its maturity will be extended to the next succeeding Business Day, and with respect to payments of principal and interest thereon, will be payable at the then-applicable rate during such extension.

         3.8 CREDITING PAYMENTS. For the purpose of calculating Borrowing Base availability for Revolving Loans, the receipt by Lender of any wire transfer or electronic funds transfer of funds, check or other item of payment shall be applied immediately to provisionally reduce the Obligations, but such receipt shall not be considered a payment on account unless such wire transfer or electronic funds transfer is of immediately available federal funds and is made to the appropriate deposit account of Lender or unless and until such check or other item of payment is honored when presented for payment. For the purpose of calculating interest, the receipt by Lender of any check or other item of payment shall be deemed to have occurred two (2) Business Days after the date Lender actually receives such item of payment and as to any wire transfer or electronic funds transfer, two (2) Business Days after the date Lender actually receives such item of payment. In the event any check or other item of payment is not honored when presented for payment, Borrower shall be deemed not to have made such payment. Notwithstanding anything to the contrary contained herein, any wire transfer, electronic funds transfer, check or other item of payment received by Lender after 1:00 p.m. Eastern time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

         3.9 PAYMENT MECHANICS. As an administrative convenience to Borrower to ensure the timely payment of amounts owing by Borrower to Lender under this Agreement, Borrower hereby requests Lender to advance for the account of Borrower an amount each month sufficient to pay interest accrued on the principal amount of the Obligations during the immediately preceding month and all monthly principal installments or other payments due under any notes or other Loan Document and amounts from time to time sufficient to pay all fees and Expenses owing by Borrower under this Agreement. Borrower authorizes Lender, in Lender's sole discretion, to make a Revolving Loan for Borrower's account of a sum sufficient each month to pay, on the due date thereof, all interest accrued on the principal amount of the Obligations during the immediately preceding month and all monthly principal installments or other payments due under any notes or other Loan Documents and sums from time to time sufficient to pay, on the due date thereof, all fees and Expenses owing by Borrower under this Agreement, and Lender may apply the proceeds of each such Revolving Loan to the payment of such interest, installments, fees and Expenses. Lender will provide Borrower with an invoice or receipt for all items charged to the Revolving Loans pursuant to this paragraph. Each such Revolving Loan shall thereafter accrue interest at the rate then applicable under this Agreement. Lender, however, shall not be obligated to make any Revolving Loan to pay interest, fees or Expenses if making such Revolving Loan would create an Overadvance.

         3.10 TERMINATION PREMIUM. If this Agreement is terminated or all Obligations are paid in full prior to March 8, 2008, Borrower shall be obligated to pay Lender a termination premium equal to the following (the "EARLY TERMINATION PREMIUM"):

                  (a) 1.5% of the Revolving Advance Limit if this Agreement is terminated or all Obligations are paid in full before March 8, 2006;

                  (b) 1.0% of the Revolving Advance Limit if this agreement is terminated or all obligations are paid in full on or after March 8, 2006 but before March 8, 2007;

                  (c) 0.5% of the Revolving Advance Limit if this Agreement is terminated or all Obligations are paid in full on or after March 8, 2007 but other than on March 8, 2008.

         The Early Termination Premium will also be due and payable (i) in connection with any termination of this Agreement upon the occurrence of an Event of Default during any of the applicable periods set forth above, (ii) if Borrower becomes subject to an Insolvency Proceeding, or (iii) in connection with payment of the Obligations by any trustee, receiver, interim receiver, administrator, custodian, debtor-in-possession or similar court appointed otherwise legally authorized representative in any Insolvency Proceeding. The Early Termination Premium is presumed to be a reasonable estimate of the amount of damages sustained by the Lender as a result of the early termination of this Agreement and Borrower agrees that such amount is reasonable under the circumstances currently existing. The Early Termination Premium is part of the Obligations and shall be secured by the Collateral. Notwithstanding the foregoing, the Early Termination Fee will be waived if (a) both of the following occur: (i) Obligations are paid in full more than 24 months after closing; and
(ii) Lender is paid out by either Union Bank of California or Pacific Mercantile Bank; or (b) all Obligations are paid in full by refinancing from GMAC/CF Commercial Services.

                           4. CONDITIONS OF BORROWING
                              -----------------------

         Notwithstanding any other terms of this Agreement, Lender is not required to make any Loan to the Borrower under this Agreement unless all of the following conditions are met at or prior to the time such Loan is made:

         4.1 REPRESENTATIONS TRUE. Borrower's representations and warranties in this Agreement (and in all agreements referred to or executed in connection with this Agreement) are true as of the date of each Loan or advance under this Agreement with the same effect as though such representations and warranties had been made by the Borrower at such time.

         4.2 NO DEFAULT. No Event of Default under this Agreement exists, nor does any event exist which, upon the lapse of time, service of notice, or both, would constitute an Event of Default under this Agreement, and no suit or proceeding at law or in equity or of any governmental body has been instituted or, to the knowledge of the Borrower, threatened which, in either case, would materially and adversely affect Borrower's financial condition or business operations.

         4.3 COUNSEL OPINION. Simultaneously with the execution of this Agreement, Lender must have received from Borrower a satisfactory legal opinion as to: (a) the due authorization, execution and delivery by Borrower of this Agreement, the Notes, and all documents and agreements referred to or executed in connection with this Agreement; (b) the due authorization, validity and binding effect of the Loans contemplated by this Agreement and any notes to be executed and delivered by the Borrower evidencing such Loans; (c) Borrower's due organization, existence and qualification as a foreign corporation in each jurisdiction where such qualification is required, whether by virtue of Borrower's performance of services or ownership or leasing of property located in the jurisdiction or otherwise or where the failure to be so qualified would have a material adverse effect on the Borrower's business or assets; and (d) such other matters as Lender may require relating to the validity and enforceability of this Agreement, the security interests and liens created for Lender's benefit under the terms of the documents described or referenced in this Agreement. The Borrower must also execute and deliver to Lender or its counsel all documents Lender may request concerning Borrower's status and authorization to enter into the transactions contemplated by this Agreement.

         4.4 INITIAL MINIMUM AVAILABILITY. At the time of the initial Loans under this Agreement, Borrower has at least $1,000,000 in Excess Availability after paying all closing and transaction costs, all accounts payable to within 90 days of invoice date and all taxes current.

         4.5 ADVERSE DEVELOPMENTS. With the exception of the possible restatement of financial statements announced by Borrower on January 21, 2005, since the date of the financial statements most recently furnished to Lender, there has been no material adverse change in the business, prospects, operations or condition, financial or otherwise, of the Borrower or any of the properties or assets of the Borrower.

                        5. SECURITY FOR THE OBLIGATIONS
                           ----------------------------

         5.1 GRANT OF SECURITY. Borrower hereby grants Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral to secure prompt repayment of all Obligations and to secure the prompt performance by Borrower of each of its covenants and duties in this Agreement and any other agreements with Lender. Lender's security interest in the Collateral shall attach to all Collateral without further act on the part of Lender or Borrower. Other than sales of Inventory to buyers in the ordinary course of business. Borrower has no authority, express or implied, to dispose of, sell or transfer any of the Collateral.

         5.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, upon the request of Lender, immediately endorse and assign such Negotiable Collateral to Lender and deliver physical possession of such Negotiable Collateral to Lender.

         5.3 ADDITIONAL DOCUMENTATION. Borrower authorizes Lender to file all financing statements, continuation financing statements and fixture filings as are necessary in the Lender's Discretion to perfect and maintain a first priority perfected security interest in all of the Collateral. At the request of Lender, Borrower shall execute and deliver to Lender, all security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue perfected Lender's security interest in the Collateral and in order to fully consummate all of the transactions contemplated hereunder and under the other Loan Documents.

         5.4 POWER OF ATTORNEY. Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and any of Lender's officers, employees or agents designated by Lender) as Borrower's true and lawful attorney-in-fact to do the following, without notice to Borrower and in either Borrower's or Lender's name, but at the cost and expense of Borrower, at such time or times as Lender in its sole discretion may determine: (a) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts; (b) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (c) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (d) sign Borrower's name on any of documents described in SECTION 5.2 or on any other similar documents to be executed, recorded or filed in order to perfect or continue perfected Lender's security interest in the Collateral; (e) sign Borrower's name on any invoices, bills of lading, freight bills, chattel paper, documents, instruments or similar documents or agreements relating to the Accounts, Inventory or other Collateral, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts and notices to Account Debtors; (f) send requests for verification of Accounts; (g) endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other items of payment or proceeds relating to any Collateral that may come into Lender's possession and deposit the same to the account of Lender for application to the Obligations; (h) do all other acts and things necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement or any of the other Loan Documents; (i) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (j) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral and to which Borrower has access; (k) make, settle and adjust all claims under Borrower's policies of insurance relating to the Collateral, make all determinations and decisions with respect to such policies of insurance and endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance; (l) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; and (m) settle, adjust or compromise disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and, in furtherance thereof, execute and deliver any documents and releases that Lender determines to be necessary. The appointment of Lender as Borrower's attorney-in-fact and each and every one of Lender's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and this Agreement has been terminated.

         5.5 RIGHT TO INSPECT. Lender, through any of its officers, employees or agents, shall have the right at any time or times during Borrower's usual business hours, or during the usual business hours of any third party having control over any of Borrower's Business Records (to the extent that Borrower has such right), to inspect the Business Records in order to verify the amount or condition of, or any other matter relating to, the Collateral or Borrower's financial condition. Lender also shall have the right at any time or times during Borrower's usual business hours to inspect and examine the Inventory and the Equipment and to check and test the same as to quality, quantity, value and condition. If an Event of Default has occurred or if Lender reasonably believes that an Event of Default has occurred, Lender may conduct any of the inspections referenced in this SECTION 5.5 at any time without regard to Borrower's or any third party's usual business hours, to the extent Borrower has such right.

         5.6 COMMERCIAL TORT CLAIMS. In the event that Borrower at any time after the date of this Agreement shall have any Commercial Tort Claim, Borrower shall promptly notify Lender thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of the Commercial Tort Claim, and (ii) include the express grant by Borrower to Lender of a security interest in the Commercial Tort Claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by Borrower to Lender shall be deemed to constitute such grant to Lender. Upon the sending of such notice, any Commercial Tort Claim described in the notice shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Lender provided in SECTION 5.4 or otherwise arising by the execution by Borrower of this Agreement or any of the other Loan Documents, Lender is hereby irrevocably authorized at any time to file financing statements naming Lender or its designee as secured party and Borrower as debtor, or any amendments to any financing statements, covering any Commercial Tort Claim as Collateral. In addition, Borrower shall promptly upon Lender's request, execute and deliver, or cause to be executed and delivered, to Lender such other agreements, documents and instruments as Lender may reasonably require in connection with any Commercial Tort Claim.

                       6. REPRESENTATIONS AND WARRANTIES
                          ------------------------------

         In order to induce Lender to make Loans as provided in this Agreement and to accept any notes, Borrower represents and warrants to Lender as follows:

         6.1 ORGANIZATION. The Borrower is a corporation duly incorporated and existing under the laws of the State of Nevada and the execution, delivery and performance of the Loan Documents, including this Agreement and the issuance of any notes as provided in this Agreement are within Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of the Borrower's articles of incorporation or by-laws, and do not require the consent or approval of any governmental body, agency or authority. The Borrower is duly licensed or qualified to do business in all jurisdictions in which the Borrower has property or business operations, or the failure to be so qualified shall not materially and adversely effect Borrower or its property.

         6.2 FINANCIAL STATEMENTS. Except for the possible restatement of prior financial statements announced by Borrower on January 21, 2005, Borrower's balance sheets and the statements of profit and loss and surplus furnished to Lender from time to time will be in all material respects correct and complete and will fairly present Borrower's financial condition as of the relevant dates and the results of its operations for the applicable time periods.

         6.3 LIENS. Except for Permitted Liens, the Borrower has good and marketable title to all its assets, including all Collateral, free and clear of all liens and encumbrances.

         6.4 ABSENCE OF CONFLICTING OBLIGATIONS. The making and execution of the Loan Documents and compliance with its terms and the issuance of any notes will not result in a breach of any of the terms and conditions of or result in the imposition of any lien, charge, or encumbrance upon any property of the Borrower pursuant to, or constituting a default under, any indenture or other agreement or instrument to which the Borrower is a party or by which it is bound.

         6.5 TAXES. Borrower has no outstanding unpaid tax liabilities (except for taxes which are currently accruing from its current operations and ownership of property, and which are not delinquent), and no tax deficiencies have been proposed or assessed against Borrower. There have been no audits of Borrower's federal income tax returns, which have resulted in or are likely to result in the assessment of any material tax liability against Borrower and all taxes shown by any returns have been paid.

         6.6 ABSENCE OF MATERIAL LITIGATION. The Borrower is not a party to any litigation or administrative proceeding, nor so far as is known by the Borrower is any litigation or administrative proceeding threatened against it, which in either case would, if adversely determined, cause any material adverse change in its properties or the conduct of its business.

         6.7 ABSENCE OF ENVIRONMENTAL PROBLEMS. Except as disclosed in writing to Lender, the Borrower is in full and complete compliance with all Environmental Laws involving Borrower's past or present operations, facilities and property. Further, Borrower has not been cited for violating any applicable Environmental Laws and Borrower has all necessary environmental permits and licenses to operate its business.

         6.8 LEGAL NAME; EMPLOYER IDENTIFICATION NUMBER. Borrower's full legal name is exactly as set forth on the signature page of this Agreement and Borrower has not changed its name since the date of its organization, nor has it used any assumed name, tradename, or tradestyle, other than as set forth on
SCHEDULE 6.8 attached hereto. Borrower's Federal employer identification number is 33-0773180.

         6.9 FINANCING STATEMENTS. Except for financing statements covering Permitted Liens and Lender's liens, no financing statements covering any Collateral, proceeds of Collateral, or any other of Borrower's property are on file in any public office that evidence a valid security interest.

         6.10 ERISA. No Reportable Event has occurred with respect to any Plan.

         6.11 BROKER'S FEES. Borrower has made no commitment, and has taken no action, that could result in a claim for any brokers', finders', or similar fees or commitments in respect to the transactions described in this Agreement. Borrower agrees to pay all finders' fees or similar fees payable to any persons or entities in connection with this Agreement and to defend and hold Lender harmless against any and all such fees.

         6.12 PRINCIPAL PLACE OF BUSINESS.

                  (a) Borrower's principal place of business, records concerning the Collateral and all other Business Records are located at or about the address set forth at the beginning of this Agreement and all physical Collateral is located at those addresses listed on SCHEDULE 6.12; and

                  (b) Borrower will provide Lender with 30 days prior written notice of any change with respect to any of the foregoing.

         6.13 FULL DISCLOSURE. This Agreement and all of the Exhibits, Schedules and other written material delivered by the Borrower to Lender in connection with the transactions contemplated by this Agreement do not contain any statement that is false or misleading with respect to any material fact and do not omit to state a material fact necessary in order to make the statements therein not false or misleading. There is no additional fact that the Borrower is aware of that has not been disclosed in writing to Lender that materially affects adversely or, so far as the Borrower can reasonably foresee, will materially affect adversely the Borrower's financial condition or business prospects.

         6.14 FLOOD HAZARD. No location at which the Borrower does business falls within the boundaries of a special flood hazard area so designated by the United States Federal Emergency Management Administration.

         6.15 INTELLECTUAL PROPERTY. The Borrower owns or possesses adequate licenses or other rights to use all patents, processes, trademarks, trade names, and copyrights necessary to conduct its business as now conducted or presently intended to be conducted and the Borrower has no reason to believe that any such rights conflict or will conflict with the rights of others. All of the trademarks and copyrights used by Borrower in its business are described in the Collateral Assignment of Intellectual Property and Security Agreements executed in connection with this Agreement by IOM Holdings, Inc. and Borrower in favor of Lender.

         6.16 COMPLIANCE WITH LAW. Borrower is in compliance with all laws and regulations applicable to it, its business and properties. Borrower has all licenses, permits, orders and approvals that are required under any governmental law or regulation in connection with the Borrower's business and properties ("PERMITS"). No notice of any violation has been received with respect of any Permits and no proceeding is pending or, to the best of the Borrower's knowledge, threatened to terminate, revoke or limit any Permits.

         6.17 ACCOUNTS. All of Borrower's Accounts constitute bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, and, in the case of Accounts created by the sale and delivery of Inventory, the Inventory giving rise to such Accounts has been delivered to the Account Debtor. At the time of the creation of each Eligible Account or the inclusion of the Account on a Borrowing Base Certificate, each such Eligible Account is unconditionally owed to Borrower without defense, dispute, offset, counterclaim or right of return or cancellation, and Borrower has not received notice of actual or imminent bankruptcy, insolvency or material impairment of the financial condition of the Account Debtor regarding such Eligible Account.

         6.18 LABOR MATTERS. No strikes or other labor disputes against Borrower are pending or, to Borrower's knowledge, threatened. Hours worked by and payment made to employees of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. All payments due from Borrower on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Borrower. Except as set forth in SCHEDULE 6.18, Borrower has no obligation under any collective bargaining agreement, management agreement, consulting agreement or any employment agreement. There is no organizing activity involving Borrower pending or, to Borrower's knowledge, threatened by any labor union or group of employees. Except as set forth in SCHEDULE 6.18, there are no representation proceedings pending or, to Borrower's knowledge, no group of employees of Borrower has made a pending demand for recognition. Except as set forth in SCHEDULE 6.18, there are no complaints or charges against Borrower pending or threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower of any individual.

         6.19 SUBSIDIARIES. Except for IOM Holdings, Inc., a Nevada corporation, Borrower has no subsidiaries and is not engaged in any joint venture or partnership with any other person and is not an affiliate of any other person.

         6.20 DEPOSIT ACCOUNTS. SCHEDULE 6.20 lists all banks and other financial institutions at which Borrower maintains deposits and/or other accounts, including any disbursement accounts, and SCHEDULE 6.20 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

         6.21 STOCK REDEMPTION. Borrower is not party to any agreements which require or could obligate Borrower to redeem any of its stock or to make any distributions to shareholders in respect of their stock in Borrower.

                             7. NEGATIVE COVENANTS
                                ------------------

         While any of the Obligations remain unpaid, the Borrower must not agree to and must not (without Lender's prior written consent):

         7.1 RESTRICTION ON LIENS. Except for Permitted Liens, create or permit to be created or allow to exist any mortgage, pledge, encumbrance, or other lien upon or security interest in any property or assets now owned or acquired in the future by the Borrower.

         7.2 RESTRICTION ON INDEBTEDNESS. Create, incur, assume, or have outstanding any indebtedness for borrowed money except:

                  (a) The Obligations;

                  (b) Indebtedness incurred in the ordinary course of Borrower's business for necessary Inventory, supplies, services, etc.;

                  (c) Indebtedness for Permitted Liens; and

                  (d) the Subordinated Debt.

         7.3 MERGERS; CONSOLIDATIONS; DISPOSITION OF ASSETS; ORGANIZATIONAL CHANGES. Merge with or into or consolidate with or into any other corporation or entity; or sell, lease, transfer or otherwise dispose of all or any part of its property, assets or business (other than by sales of Inventory made in the ordinary course of business and sales of obsolete assets permitted by SECTION 5.1), or change the State of its incorporation, formation or organization.

         7.4 SALE AND LEASEBACK. Enter into an agreement under which Borrower leases or purchases any property that Borrower has sold or is to sell.

         7.5 DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS. Except for dividends payable in shares of its stock, pay or declare any dividend, or make any other distribution on account of any shares of any class of its stock, or redeem, purchase, or otherwise acquire directly or indirectly, any shares of any class of its capital stock.

         7.6 INVESTMENTS. Make any loans or advances to, or investments in, other persons, corporations or entities, except:

                  (a) investments in (i) bank certificates of deposit and savings Accounts; (ii) obligations of the United States; and (iii) prime commercial paper maturing within 90 days of the date of acquisition by the Borrower.

                  (b) loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items, not to exceed in the aggregate $10,000 outstanding at anytime.

         7.7 CONTINGENT LIABILITIES. Guaranty or become a surety or otherwise contingently liable for any obligations of others, except pursuant to the deposit and collection of checks and similar items in the ordinary course of business.

         7.8 SALARIES AND OTHER COMPENSATION. Except for bonuses provided for on Exhibit A to that certain Employment Agreement between Borrower and Tony Shahbaz dated as of October 15, 2002, pay salaries, bonuses, profit sharing payments, consulting or management fees, or any other compensation of any kind to Borrower's, shareholders, affiliates, officers or directors, whether as officers, directors, employees, members or otherwise, in excess 110% of that paid in the prior fiscal year.

         7.9 CAPITAL STRUCTURE. Excluding the issuance of capital stock, make any change in Borrower's capital structure.

         7.10 NATURE OF BUSINESS. Make any substantial change in the nature of its business from that engaged in on the date of this Agreement or engage in any other businesses other than those engaged in on the date of this Agreement.

         7.11 INSIDER TRANSACTIONS. Except for payments to IOM Holdings, Inc. of a 1% royalty fee for sales of Hi-Val products, enter into, or permit or suffer to exist, any transaction or arrangement with any shareholder, member, employee, director, officer, affiliate, or member of management, except on terms that are reasonably comparable to what Borrower could obtain in arm's-length transactions, with persons who have no relationship with Borrower.

         7.12 CAPITAL EXPENDITURES. Make or incur liabilities for Capital Expenditures exceeding $250,000 in any fiscal year.

                            8. AFFIRMATIVE COVENANTS
                               ---------------------

         While any of the Obligations remain unpaid, the Borrower must at all times:

         8.1 INSURANCE. Maintain adequate fire and extended coverage and liability insurance covering all of its present and future real and personal property, including the Collateral, with Lender's loss payable and noncontributory mortgagee clauses in Lender's favor, protecting Lender's interest, as such interest may appear, together with such policies of business interruption insurance and products liability insurance as Lender may reasonably request and insurance in accordance with all applicable workers' compensation laws. Such insurance must be in such form, with such companies having a Standard and Poor's rating of A or better, and in such amounts as is acceptable to Lender, insuring against liability for damage to persons or property, and must provide for thirty (30) days prior written notice to Lender of cancellation or material alteration. Borrower must provide Lender with the original policies of insurance for all such coverages or true copies of the policies, simultaneously with the execution of this Agreement, showing that Lender's interest has properly been endorsed on the applicable policy. Lender may, in its Discretion, on 30 days written notice to the Borrower, require the Borrower to obtain additional or different insurance coverages as Lender may reasonably request.

         8.2 EXISTENCE; PAYMENT OF TAXES AND OTHER LIABILITIES. Maintain its corporate existence and pay all taxes, assessments and other governmental charges against it or its property, and all of its other liabilities, before the same become delinquent and before penalties accrue on these debts and obligations except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any material adverse effect upon its financial condition, with adequate reserves provided for such payments, and, upon demand by Lender, posting with Lender of adequate security to protect Lender.

         8.3 ACCOUNTING SYSTEM. Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP. Borrower shall also keep an Inventory reporting system that shows accurate current stock, cost and sales records of Inventory, that accurately and sufficiently itemizes and describes the kinds, types and quantities of Inventory and the cost and selling prices thereof, that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

         8.4 ACCOUNTING RECORDS; REPORTS. Borrower shall provide to Lender the following in form satisfactory to Lender in its Discretion:

                  (a) BORROWING BASE CERTIFICATES. Subject to the terms of the next sentence, with each request for a Revolving Loan and in all events at least one time every week, Borrower shall provide Lender a "Borrowing Base Certificate" and a corresponding sales, credit and collection report and, from and after the time Lender allows Inventory to be included in the Borrowing Base, a perpetual Inventory report in form and substance satisfactory to Lender and a Borrowing Base Certificate that reconciles to the perpetual Inventory report. From and after August 30, 2005, if Excess Availability over the trailing 30 day period is at least $2,500,000 and no Event of Default has occurred and is continuing, Borrower shall only be required to submit a Borrowing Base Certificate one time each week. If Borrowing Base Certificates and reports are sent to Lender by facsimile transmission or via e-mail in PDF format, upon request by Lender, the original thereof must be promptly forwarded to Lender.

                  (b) MONTHLY REPORTS:

                           (i) Within 30 calendar days after the end of each month a balance sheet and statement of cash flow of the Borrower as of the close of each such month and of the comparable month in the preceding fiscal year, and statements of income and surplus of the Borrower for each month and for that part of the fiscal year ending with each such month and for the corresponding period of the preceding fiscal year, all in reasonable detail.

                           (ii) Within 15 calendar days of the end of each calendar month, agings of accounts payable and accounts receivable as of the last day of the prior month and in such form and detail as Lender may request, together with a report reconciling Accounts and Inventory to Borrower's general ledger and the last Borrowing Base Certificate of the applicable month.

                           (iii) From and after the time Lender allows Borrower to include Inventory in the Borrowing Base, within 15 calendar days of the end of each calendar month, an updated listing of all Inventory of Borrower, including details of all Inventory not in Borrower's possession.

                           (iv) Within 15 days of the end of each calendar month, a reconciliation of Borrower's accounts payable aging to Borrower's general ledger and financial statements.

                           (v) Within 15 days of the end of each calendar month, a report in form reasonably acceptable to Lender, detailing all accruals for rebates, markdowns, returns, allowances and other customer incentives, including price protections.

                  (c) ANNUAL REPORTS

                           (i) As soon as available and in any event within 105 calendar days after the close of each fiscal year of Borrower (or in the case of fiscal 2004, by the earlier of the date such items are filed with the Securities and Exchange Commission or May 15, 2005), a copy of Borrower's detailed audit report for such year and accompanying financial statements, as prepared by an independent certified public accounting firm of recognized standing and reasonably acceptable to Lender, together with all management letters, which report shall be accompanied by an unqualified opinion of such accountants, in form satisfactory to Lender, to the effect that the financial statements fairly present the financial condition of the Borrower and the results of its operations as of the relevant dates, and each such financial statement shall be accompanied by a certification by the public accountants (in such form as is customary for such accountants) that there exist no default with respect to the financial covenants set forth in this Agreement, or if such condition does exist, stating the nature thereof and the action, if any, Borrower is taking to correct such condition.

                           (ii) Within 90 calendar days after the end of each fiscal year, a detailed schedule of all insurance policies which the Borrower had in force as of the end of such fiscal year, signed by an authorized officer of Borrower.

                           (iii) Within 30 calendar days before the end of each fiscal year, pro forma cash flow, income statement and balance sheet and collateral availability forecasts for Borrower for the succeeding 12 month period.

                           (iv) Within 90 days after the end of each fiscal year, a list of names and addresses of all of Borrower's customers.

                  (d) OFFICERS' CERTIFICATES. An authorized officer of Borrower shall provide, on behalf of Borrower, a Compliance Certificate in the form of
EXHIBIT 8.4(D) attached hereto with the monthly and annual financial statements to be furnished pursuant to this Agreement, which Compliance Certificate shall:

                           (i) indicate that the subject statement was prepared in accordance with GAAP consistently applied, and presents fairly the financial condition of Borrower at the close of, and the results of Borrower's operations and cash flows for, the period(s) covered, subject, however (with the exception of the certificate which accompanies such annual statement) to usual year end adjustments and footnotes;

                           (ii) indicate either that (i) no Event of Default has occurred, or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by Borrower to be taken on account thereof;

                           (iii) indicate that premiums for insurance required under SECTION 8.1 have or have not been paid.

                  (e) ADDITIONAL INFORMATION.

                           (i) In addition to all other information required to be provided pursuant to this
                                    SECTION 8.4, Borrower promptly shall provide to Lender such other and additional information concerning Borrower, the Collateral, the operation of Borrower and Borrower's financial condition, including original counterparts of financial reports and statements, as Lender may from time to time reasonably request from Borrower.

                           (ii) As soon as possible and in any event within 30 calendar days after Borrower knows that any Reportable Event with respect to any Plan has occurred, a statement setting forth details as to such Reportable Event, together with a copy of the notice of such

                                    Reportable Event given to the Pension
                                    Benefit Guaranty Corporation, (2) promptly after the filing with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each Plan administered by the Borrower; and (iii) promptly after receipt, a copy of any notices Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by Borrower; provided, however, this subpart (iii) shall not apply to notices of general application promulgated by the Pension Benefit Guaranty Corporation or the Internal Revenue Service.

                           (iii) promptly upon submission, all documents filed with the Securities and Exchange Commission ("SEC") (or in the case of documents that are filed and available to the public, written notice of the filing and the website address to be used to obtain copies) and promptly upon receipt, copies of all material correspondence received from or on behalf of the SEC, including correspondence related to the restatement of Borrower's financial statements.

                  (f) ELECTRONIC REPORTING. At Lender's option, information and reports required to be submitted to Lender by Borrower, to the extent practicable, shall be transmitted by electronic mail and shall be in a record layout format designated by Lender from time to time. All information sent by electronic mail shall be deemed an authenticated record sent by the individual and entity whose electronic mail address is provided thereon as "sender" or initiating party.

                  (g) ACCOUNTING STANDARDS. All financial statements to be provided to Lender under this Agreement shall be prepared according GAAP.

         8.5 INSPECTIONS. Permit Lender's representatives to visit and inspect any of Borrower's properties and premises and examine, copy (by electronic or other means) and abstract any Business Records and Collateral records at any reasonable time, during business hours, and as often as may be reasonably desired.

         8.6 LITIGATION. Promptly furnish Lender, in writing, the details of all material litigation, legal or administrative proceedings, or other actions of any nature adversely affecting the Borrower, including, without limitation, any notices of violation, citation, commencement of administrative proceeding or similar notice under any applicable Environmental Laws, commenced after the date hereof, in which more than $150,000 is at issue.

         8.7 AUDITS AND EXAMINATIONS. Permit Lender's representatives to conduct on-site audits and examinations (an "EXAMINATION") of Borrower's business operations and Business Records as often as Lender desires. Borrower will pay $850 per day per auditor plus out-of-pocket expenses incurred by Lender for each Examination performed by or on behalf of Lender.

         8.8 COMPLIANCE WITH LAWS. Comply in all respects with all material applicable laws and regulations, in effect from time to time, including without limitation all applicable environmental laws and regulations.

         8.9 MAINTENANCE OF PROPERTIES. Maintain and preserve all of its properties that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

         8.10 FURTHER ASSURANCES. At Lender's request, promptly execute or cause to be executed and delivered to Lender any and all documents, instruments and agreements deemed necessary or appropriate to facilitate the collection of any of the Collateral, or otherwise to give effect to or carry out the terms, conditions or intent of this Agreement (or any agreements or documents referred to or incorporated herein).

         8.11 DOMINION OF FUNDS. Turn over to Lender in the form received or deposit into a lockbox or blocked account designated by Lender, all collections of any nature and kind, including payments, deposits and proceeds subject to the liens and security interests of Lender (including, without limitation, proceeds realized from the Collateral), which collections and proceeds will be held in trust for the benefit of Lender and not used for any purpose.

         8.12 NOTICE. By the sooner of three Business Days or the first borrowing request after gaining knowledge thereof, provide Lender with written notice upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

                           (i) Any change in such Borrower's president, chief executive officer, chief operating office, and chief financial officer (without regard to the title(s) actually given to the persons discharging the duties customarily discharged by officers with those titles).

                           (ii) Any ceasing of Borrower's making of payment, in the ordinary course, to any of its creditors (other than its ceasing of making of such payments on account of an immaterial dispute).

                           (iii) Any failure by Borrower to pay rent at any leased locations, which failure continues for more than three (3) days following the last day on which such rent was payable.

                           (iv)     Any Material Adverse Change.

                           (v)      The occurrence of an Event of Default.

                           (vi) Any intention on the part of Borrower to discharge the Borrower's present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

                           (vii)    Any litigation which, if determined
                                    adversely to such Borrower, might have a material adverse effect on the financial condition of such Borrower.

         8.13 FIXED CHARGE COVERAGE RATIO. Maintain, as of the end of each Measurement Period through and including September 30, 2005, a Fixed Charge Coverage Ratio of at least [1.2 to 1.0][subject to further Lender approval], and at least 1.5 to 1.0 for all Measurement Periods thereafter.

                                  9. DEFAULTS
                                     --------

         If any one or more of the following events (each an "EVENT OF DEFAULT" and collectively, "EVENTS OF DEFAULT") occurs, then Lender's obligation to make or accept any Note or any Loan under this Agreement will, at Lender's option, immediately terminate, and the unpaid principal balance of, and accrued interest on, all Obligations will be immediately due and payable, without further notice of any kind, notwithstanding anything contained to the contrary in this Agreement or in any other agreement, Note or document:

         9.1 DEFAULT IN PAYMENT OF OBLIGATIONS. The Borrower fails to make a payment of any principal or interest when and as due on any note or any other Obligations, including the Expenses.

         9.2 DEFAULT UNDER ANY LOAN DOCUMENT. Except for matters which are the subject of other provisions in this SECTION 9, and the reporting requirements in
SECTION 8.4, a default in the performance or observance of any term, condition or covenant in this Agreement or in any other agreement or instrument made or given by Borrower to Lender required to be observed or performed by the Borrower, which if cureable, is not cured within seven (7) days after the earlier of Borrower learning of the default or receipt of written notice of the default from Lender.

         9.3 REPRESENTATIONS OR STATEMENTS FALSE. Any representation or warranty made by the Borrower in this Agreement or any certificate delivered in accordance with this Agreement, or any financial statement delivered to Lender proves to have been false in any material respect as of the time when made or given.

         9.4 DEFAULT ON OTHER DEBT. The Borrower fails to pay all or any part of the principal of or interest on any indebtedness of or assumed by the Borrower for borrowed money in excess of $150,000 as and when due and payable, whether at maturity, by acceleration or otherwise, and such default is not cured within the period of grace, if any, specified in the documents(s) evidencing such indebtedness.

         9.5 JUDGMENTS. A judgment is entered against Borrower which, together with other outstanding judgments entered against the Borrower, exceeds in the aggregate $150,000 and remains outstanding and unsatisfied, unbonded or unstayed for until the sooner of (i) 30 days after the date of entry of such judgment, or
(ii) when the judgment creditor is permitted to commence enforcement actions under applicable law.

         9.6 BANKRUPTCY; INSOLVENCY. The Borrower: (a) becomes insolvent; or (b) is unable, or admits in writing its inability to pay debts as they generally mature; or (c) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its or their property; or (d) files on its behalf or consents to an Insolvency Proceeding; or (e) has an Insolvency Proceeding filed or instituted against it that is not stayed or dismissed within 30 days after it is filed or instituted; or (f) applies to a court for the appointment of a receiver, trustee or custodian for any of its or their assets; or (g) has a receiver, trustee or custodian appointed for any of its assets (with or without its consent). Provided, however, this Agreement will be deemed terminated immediately upon the entry of an order for relief in any proceeding under title 11 of the United States Code without any action by Lender and in the event of an involuntary proceeding under such statute, Lender will be under no obligation to continue financing hereunder from and after the involuntary proceeding.

         9.7 REPORTABLE EVENT. If any Reportable Event occurs and continues for 30 days or any Plan is terminated within the meaning of Title IV of ERISA, or a trustee is appointed by the appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan.

         9.8 MATERIAL LOSS OR ADVERSE CHANGE. The Borrower suffers: (i) a casualty as to any material asset or assets used in the conduct of Borrower's business which is not, except for deductibles acceptable to Lender, fully covered by insurance conforming to the requirements of this Agreement; or (ii) a Material Adverse Change.

         9.9 BUSINESS FAILURE. Any act by, against, or relating to Borrower, or its property or assets, which act constitutes the determination, by Borrower, to initiate a program of total or material self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or a material portion of Borrower's property; the execution of an assignment for the benefit of the creditors of Borrower, or the occurrence of any other voluntary or involuntary liquidation; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of Borrower of the liquidation or winding up of all or a material portion of Borrower's business or operations.

         9.10 INSECURITY. Lender reasonably deems itself to be insecure as to repayment or performance of the Obligations or the Collateral.

         9.11 GOVERNMENT LIEN. A notice of lien, levy or assessment is filed of record with respect to any of Borrower's assets by the United States government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or any tax or debt owing at any time hereafter to anyone becomes a lien, whether choate or otherwise, upon any of Borrower's assets and the same is not paid on the payment date thereof, except such amounts as are being contested in good faith by appropriate legal or administrative proceedings.

         9.12 MATERIAL IMPAIRMENT. There is a material impairment of the prospect of repayment of any portion of the Obligations owing to Lender or a material impairment of the value or priority of Lender's security interests or mortgages in the Collateral.

         9.13 LEVY OR ATTACHMENT. More than $150,000 of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any judicial officer.

         9.14 CHANGE IN CONTROL. Tony Shahbaz (directly or through affiliated entities) ceases to be Borrower's majority shareholder or Borrower fails to employ Mr. Shahbaz as an executive officer.

         9.15 INDICTMENT - FORFEITURE. The indictment of, or institution of any legal process or proceeding against, Borrower or any of its officers or directors, under any applicable law where the relief, penalties, or remedies sought or available are a felony or include the forfeiture of more than $150,000 of property of Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by Borrower of its business in the ordinary course.

         9.16 CHALLENGE TO LOAN DOCUMENTS.

                  (a) Any challenge by or on behalf of Borrower to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest or lien created by or in any Loan Document or any payment made pursuant thereto.

                  (b) Any final determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest or lien created by any Loan Document or any material payment made pursuant thereto.

         10. REMEDIES ON OCCURRENCE OF AN EVENT OF DEFAULT

                  10.1 RIGHT AND REMEDIES. Upon the occurrence of an Event of Default (not cured within the time or grace period specifically provided in SECTION 9), Lender has all rights and remedies provided by law, and all such rights and remedies granted under any guaranty agreement relating to the Obligations (including, without limitation, the Guaranties) or any security agreement relating to the Collateral, and under all other existing and future agreements between Lender and the Borrower. All such rights and remedies are cumulative. Upon the occurrence of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                  (a) Declare all Obligations, whether evidenced by this Agreement, a Note, any of the other Loan Documents or otherwise, immediately due and payable in full;

                  (b) Cease making Loans or advances under this Agreement, any of the other Loan Documents or any other agreement between Borrower and Lender;

                  (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting Lender's rights, security interests and mortgages in the Collateral and without affecting the Obligations;

                  (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable and, in such cases, Lender will credit Borrower's loan account with only the net amounts received by Lender in payment of such disputed Accounts, after deducting all Expenses incurred or expended in connection therewith;

                  (e) Cause Borrower to hold all returned Inventory in trust for Lender, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Lender;

                  (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires and to deliver (to the extent movable) or make the Collateral available to Lender at a place reasonably designated by Lender. Borrower authorizes Lender to enter any premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien that in Lender's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender's rights or remedies provided herein, at law, in equity, or otherwise;

                  (g) Without notice to Borrower (such notice being expressly waived) and without constituting a retention of any Collateral in satisfaction of an obligation (within the meaning of Section 9-620 of the UCC), hold or set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender (including any amounts received in a lockbox or blocked account), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

                  (h) Hold, or set off and apply, as cash collateral, any and all balances and deposits of Borrower held by Lender (including any amounts received in a lockbox or blocked account) to secure the Obligations;

                  (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell the Collateral (in the manner provided for herein). Lender is hereby granted a license and right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral. Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit;

                  (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Lender determines is commercially reasonable. It shall not be necessary that the Collateral be present at any such sale;

                  (k) Lender shall give notice of the disposition of the Collateral as follows:

                           (i) Lender shall give the Borrower and each holder of a security interest in the Collateral who has filed with Lender a written request for notice, a notice in writing of the time and place of public sale or, if the sale is a private sale or some other disposition other than a public sale is to be made, then the time on or after which the private sale or other disposition is to be made;

                           (ii) The notice will be personally delivered or mailed, postage prepaid, to Borrower as provided in SECTION 11.8, at least ten Business Days before the date fixed for the sale, or at least ten Business Days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Lender;

                  (l) Lender may credit bid and purchase at any public sale;

                  (m) Any deficiency that exists after disposition of the Collateral as provided above shall be paid immediately by Borrower. Any excess will be remitted without interest by Lender to the party or parties legally entitled to such excess; and

                  (n) In addition to the foregoing, Lender shall have all rights and remedies provided by law and any rights and remedies contained in any other Loan Documents. All such rights and remedies shall be cumulative.

         10.2 NO WAIVER. No delay on the part of Lender in exercising any right, power or privilege under this Agreement or any Loan Document shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege under this Agreement or otherwise, preclude other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

                               11. GENERAL TERMS
                                   -------------

         11.1 EXPENSES, FEES AND COSTS; INDEMNIFICATION.

                  (a) The Borrower is responsible for the payment of all Expenses. The Borrower also agrees to indemnify Lender for any and all Claims that may be imposed on, incurred by or asserted against Lender in connection with this Agreement or any Loan Document or transaction contemplated hereby or thereby or the business relationship between Lender and Borrower except for Claims arising from Lender's willful misconduct or gross negligence.

                  (b) Borrower's obligation to pay the Expenses and all of the reimbursement obligations and indemnification obligations provided for in this
SECTION 11.1 are part of the Obligations, are secured by all of the Collateral, and survive the repayment of the Obligations.

         11.2 SUCCESSORS. The provisions of this Agreement shall inure to the benefit of and be binding upon any successor to any of the parties to this Agreement and shall extend and be available to any holder of any notes; provided, however, that persons or entities which succeed to the rights of the Borrower under this Agreement shall not be entitled to enforce any rights or remedies of Borrower under or by reason of the terms of this Agreement, or any other agreement referred to or incorporated by reference into this Agreement, unless they shall have obtained Lender's prior written consent to succeed to such rights.

         11.3 ASSIGNMENTS AND PARTICIPATIONS. Borrower consents to Lender's sale of participations in the Loans or an assignment of all or any partial interest in the Loans and Loan Documents to any third party. Borrower also acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and the assignee shall, for purposes of SECTION 11.8, be considered to be "Lender." Further, in connection with the sale of a participation or an assignment of any interest in the Loans, Lender shall be free to provide the participant or assignee, on a confidential basis, any financial or other information in its possession or control related to Borrower.

         11.4 WAIVERS BY BORROWER.

                  (a) Except as otherwise provided for in this Agreement or by applicable law, Borrower waives: (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (ii) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws.

                  (b) To the fullest extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any undertaking or transaction contemplated hereby. Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary case in the performance by it of the terms of this Agreement. Borrower: (i) certifies that neither Lender nor any representative, agent or attorney acting for or on behalf of Lender has represented, expressly or otherwise, that Lender would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Loan Documents and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, Lender is relying upon, among other things, the waivers and certifications set forth in this SECTION 11.4 and elsewhere in this Agreement.

                  (c) Borrower waives the benefits of availability of any stay, limitation, hindrance, delay or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which Lender may or may become entitled to take under any of the Loan Documents.

                  (d) Borrower waives any bond or surety or security upon such bond or surety which might be required of Lender before Lender enforces its rights under this Agreement or otherwise applicable law.

         11.5 ANTI-WAIVER; AMENDMENTS; AND CUMULATIVE REMEDIES PROVISIONS. No failure or delay on the part of Lender or the holder of any note in the exercise of any power or right, and no course of dealing between the Borrower and Lender or the holder of any Note, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to Lender at law or in equity. No notice to or demand on the Borrower not required hereunder or under any note or other agreement shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender or the holder of any note to any other or further action in any circumstances without notice or demand. Any waiver of any provision of this Agreement, any note or other agreement, and any consent to any departure by the Borrower from the terms of any provision of this Agreement, any note or other agreement, shall be effective only in the specific instance and for the specific purpose for which given. Neither this Agreement nor any note or other agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and Lender.

         11.6 CONTROLLING LAW. This Agreement, any notes and any other agreements between the parties shall be governed by and construed in accordance with the internal laws of the State of Michigan applicable to contracts made and performed within Michigan without regard to conflict of laws provisions.

         11.7 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if all signatures were upon the same instrument.

         11.8 NOTICES.

                  (a) All communications or notices that are required or may be given under this Agreement shall be made in writing (including telecommunications) and, if to Borrower, addressed to it at its address set forth at the beginning of this Agreement, with a copy to Larry Cerutti, Esq., Rutan & Tucker LLP, 611 Anton Boulevard, 14th Floor, Costa Mesa, CA 92626, and if to Lender, addressed to it at the address specified at the beginning of this Agreement, and a copy to Donald F. Baty, Jr., Honigman Miller Schwartz & Cohn, 2290 First National Building, 660 Woodward Avenue, Detroit, Michigan 48226, and delivered by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) first class or express mail, postage prepaid, (d) Federal Express, or like overnight courier service, or (e) facsimile, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type, with a paper copy of such electronic communication sent immediately thereafter by Federal Express or like overnight courier service.

                  (b) Except as otherwise specifically provided in this Agreement, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

                           (i) By mail - the sooner of when actually received or three (3) Business Days following deposit in the United States mail, postage prepaid.

                           (ii) By recognized overnight express delivery - the Business Day following the day when sent.

                           (iii) By Hand - If delivered on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.

                           (iv) By Facsimile transmission (which must include a header on which the party sending such transmission is indicated) - if sent on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent. Otherwise, at the opening of the then next Business Day.

                  (c) Rejection or refusal to accept delivery and inability to deliver because of a changed address or facsimile number for which no due notice was given shall each be deemed receipt of the notice sent.

         11.9 LOAN AGREEMENT CONTROLS. Anything contained in any other agreement referred to in this Agreement or in any other agreement now existing between Lender and the Borrower to the contrary notwithstanding, in the event of any express conflict between the terms and provisions of such other agreement and those contained in this Agreement, the terms of this Agreement shall govern and control.

         11.10 PARTIAL INVALIDITY. The unenforceability for any reason of any provision of this Agreement shall not impair or limit the operation or validity of any other provisions of this Agreement or any other existing or future agreements between Lender and Borrower.

         11.11 LEGAL RATE ADJUSTMENT. This Agreement, any notes and all other Loan Documents between the Borrower and Lender are expressly limited so that in no event whatsoever shall the amount of interest paid or agreed to be paid to Lender exceed the highest rate of interest permissible under applicable law. If, from any circumstances, fulfillment of any provision of this Agreement or any notes at the time performance of such provisions shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable to this Agreement and any Loans under this Agreement, then the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if, for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful under applicable law, such interest shall be automatically applied to the payment of the principal of any notes, as the case may be (whether or not then due and payable), and not to the payment of interest, or shall be refunded to the Borrower, if such principal has been paid in full.

         11.12 SETOFF. In addition to any rights and remedies of Lender provided by law, Lender has the right, with prior written notice to the Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence of any Event of Default and so long as such Event of Default is continuing, to set off and apply against any Obligations, whether matured or unmatured, of the Borrower to Lender, any amount owing by Lender to Borrower, at or at any time after the happening of any of the above mentioned events, and such right of setoff may be exercised by Lender against Borrower or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of Borrower, or against anyone else claiming through or against the Borrower of such assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff has not been exercised by Lender prior to the making, filing or issuance or service upon Lender of, or of notice of, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order or warrant.

         11.13 NO MARSHALLING. Borrower, on its own behalf and on behalf of its successors and assigns hereby expressly waives all rights, if any, to require a marshalling of assets by Lender or to require that Lender first resort to some or any portion of the Collateral before foreclosing upon, selling or otherwise realizing on any other portion thereof.

         11.14 REINSTATEMENT OF OBLIGATIONS AND SECURITY. To the extent that Borrower makes a payment to Lender or Lender receives any payment(s) or proceeds of Accounts or other Collateral for Borrower's benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable doctrine, then, to the extent of such payment(s) or proceeds received, the Borrower's obligations or part thereof intended to be satisfied thereby shall be reinstated and continue in full force and effect, and all collateral security therefor shall remain in full force and effect (or be reinstated), as if such payment(s) or proceeds had not been received by Lender, and an appropriate adjustment to Borrower's loan balance may be recorded, until payment shall have been made to Lender, which payment shall be due on demand.

         11.15 SURVIVAL; RELIANCE. All agreements, representations and warranties made in this Agreement (and all agreements referred to or incorporated herein) shall survive the execution of this Agreement (and all documents and agreements referred to or incorporated herein) and the making of the Loans and the execution and delivery of any notes. Notwithstanding anything in this Agreement (or any documents or agreements referred to or incorporated herein) to the contrary, no investigation or inquiry by any party with respect to any matter which is the subject of any representation, warranty, covenant or other agreement set forth herein or therein is intended, nor shall it be interpreted, to limit, diminish or otherwise affect the full scope and effect of any such representation, warranty, covenant or other agreement. All terms, covenants, agreements, representations and warranties of the Borrower made herein (or in any documents or agreements referred to or incorporated herein), or in any certificate or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Lender, notwithstanding any investigation heretofore or hereafter made by Lender or its agents.

         11.16 INTERPRETATION. This Agreement (and all agreements referred to or incorporated into this Agreement) are being entered into among competent persons, who are experienced in business and represented by counsel, and has been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement (and all agreements referred to or incorporated herein) will not necessarily be construed against any particular party as the drafter of such language.

         11.17 INDEPENDENCE OF COVENANTS. All covenants hereunder are to be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a default or an Event of Default if such action is taken or such condition exists.

         11.18 COMMUNICATION WITH ACCOUNTANTS. Borrower authorizes Lender to communicate directly with its independent certified public accountants including Singer, Lewak, Greenbaum & Goldstein, LLP, and authorizes all such accountants to make available to Lender all financial statements and other supporting financial documents and schedules with respect to the business, financial condition and other affairs of Borrower. At or before the initial Revolving Loans are made, Borrower shall deliver a letter addressed to and acknowledged by such accountants instructing them to make available to Lenders such information and records as Lender may reasonably request and to otherwise comply with the provisions of this SECTION 11.18 in form of EXHIBIT 11.18. After the closing date, if Borrower engages the services of accountants other than Singer, Lewak, Greenbaum & Goldstein, LLP, Borrower shall deliver a letter addressed to and acknowledged by such accountants containing the same terms and provisions as the letter described above.

         11.19 COPIES AND FACSIMILES. Each Loan Document and all documents and paper which relate thereto which have been or may be in the future furnished Lender may be reproduced by any photographic, microfilm, xerographic, digital imaging, or other process, and Lender may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administration proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

         11.20 COMMUNICATION WITH CUSTOMERS. Upon the occurrence and during the continuance of an Event of Default, Borrower authorizes Lender to communicate directly with its customers regarding Borrower and Borrower's business relationship and authorizes Lender to obtain, and the customers to provide, information and documentation regarding Borrower's performance of its contracts, purchase orders and other obligations to such customers; PROVIDED, HOWEVER, that the foregoing shall not limit, in any way, Lender's right to communicate with customers for purposes of verifying Accounts.

         11.21 CERTAIN RULES OF CONSTRUCTION. For purposes of this Agreement:

                  (a) CERTAIN REFERENCES. The words "herein," "hereof" and "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Sections, Paragraphs and Exhibits, and similar references, are to Sections or Paragraphs of, or Exhibits to, this Agreement unless otherwise specified.

                  (b) GENERAL RULES. Unless the context otherwise requires: (i) the singular includes the plural, and vice versa; (ii) all pronouns and any variations thereof refer to the masculine, feminine or neuter, as the identity of the person or persons may require; (iii) all definitions and references to an agreement, instrument or document means such agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, restatements, supplements, replacements, or modifications thereto as the same may be in effect at the time such definition or reference is applicable for any purpose; (iv) all references to any party shall include such party's successors and permitted assigns; (v) "include", "includes", and "including" are to be treated as if followed by "without limitation" whether or not they are followed by these words or words with a similar meaning; (vi) text which is shown in BOLD or IN ALL CAPITAL LETTERS shall be deemed conspicuous; (vii) the words "may not" are prohibitive and not permissive; (viii) references to "Sections" and references to Sections of this Agreement; (ix) the words "shall" and "will" have the same meaning, and when used in connection with any act or action means that the act or action is mandatory and not permissive; and (x) attorneys' fees shall include allocated costs of in-house counsel.

                  (c) ACCOUNTING TERMS AND DETERMINATIONS. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement must be interpreted, all accounting determinations hereunder must be made, and all financial statements required to be delivered hereunder must be prepared in accordance with generally accepted accounting principles; provided that, if Borrower adopts a change in accounting principles (including any changes in generally accepted accounting principles) from those used in preparing the financial statements of Borrower or that affects in any material respect (as determined by Lender) the computation of or compliance with any of the provisions of this Agreement, then, unless this Agreement has been amended to modify such provisions to take account of such change in accounting principles, all financial restrictions, provisions, and ratios must continue to be computed based upon accounting principles in effect prior to adoption of such change.

                  (d) UNIFORM COMMERCIAL CODE. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent such terms are used or defined in the statute.

                  (e) HEADINGS. The headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect the interpretation of any of the terms or provisions hereof.

         11.22 ENTIRE AGREEMENT OF THE PARTIES. This Agreement, including all agreements referred to or incorporated into this Agreement and all recitals in this Agreement (which recitals are incorporated as covenants of the parties), constitute the entire agreement between the parties relating to the subject matter of this Agreement. This Agreement supersedes all prior agreements, commitments and understandings between the parties relating to the subject matter of this Agreement and cannot be changed or terminated orally, and shall be deemed effective as of the date noted above.

         11.23 ACKNOWLEDGMENT OF BORROWER. THIS AGREEMENT HAS BEEN FREELY AND VOLUNTARILY ENTERED INTO WITH THE LENDER BY THE BORROWER, WITHOUT ANY DURESS OR COERCION, AND AFTER THE BORROWER HAS CONSULTED WITH COUNSEL, AND THE BORROWER, ACKNOWLEDGES THAT IT HAS CAREFULLY AND COMPLETELY READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

         11.24 SUBMISSION TO JURISDICTION AND VENUE. ANY JUDICIAL PROCEEDING BY EITHER BORROWER OR LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY PRESENT OR FUTURE AGREEMENT BETWEEN BORROWER AND LENDER, MAY BE BROUGHT ONLY IN A FEDERAL COURT LOCATED IN THE STATE OF MICHIGAN OR IN STATE COURTS IN OAKLAND COUNTY, MICHIGAN; PROVIDED THAT THE FORGOING SHALL NOT APPLY TO THE EXTENT LENDER IS REQUIRED BY APPLICABLE LAW TO BRING AN ACTION IN ANOTHER JURISDICTION FOR PURPOSES OF FORECLOSING ITS INTEREST IN ANY COLLATERAL. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER AND LENDER ACCEPT FOR THEMSELVES AND IN

CONNECTION WITH THEIR RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, OR ANY OTHER PRESENT AND FUTURE AGREEMENT BETWEEN BORROWER AND LENDER. BORROWER AND LENDER WAIVE ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER OR IN CONNECTION HEREWITH AND MAY NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVERS AND CONSENTS CONTAINED HEREIN.

         11.25 WAIVER OF JURY TRIAL. THE BORROWER AND LENDER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. LENDER AND THE BORROWER, AFTER CONSULTING COUNSEL OF THEIR CHOICE, EACH HEREBY KNOWINGLY AND VOLUNTARILY, WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES BETWEEN THEM. NEITHER THE BORROWER NOR LENDER SHALL BE DEEMED TO HAVE GIVEN UP THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO BE CHARGED.


                                  I/OMAGIC CORPORATION, a Nevada corporation

                                  By:      /S/ Tony Shahbaz
                                           ----------------

                                           Name: Tony Shahbaz
                                                 ------------

                                  Title: President


                                  GMAC COMMERCIAL FINANCE LLC


                                  By:      /S/ Kathryn Williams
                                           --------------------

                                           Name: Kathryn Williams
                                                 ----------------

                                           Title: Sr. Vice President
                                                  ------------------

SCHEDULES                               EXHIBITS
---------                               --------

2:       Permitted Liens                8.4(d):  Covenant Compliance Certificate
3.4      Interest Grid                  11.18:   Accountant Contact Letter
6.12:    Collateral Locations
6.8:     Assumed Names
6.18:    Labor Matters
6.20:    Bank Accounts

                                   SCHEDULE 2
                                   ----------
                                 PERMITTED LIENS
                                 ---------------


Financing Statement # 0120861396; Secured Party: De Lage Landen Financial Services , Inc. filed with the CA Secretary of State on July 24, 2001 covering specified leased, pursuant to Lease Contract # 24398866 equipment, including all additions, attachments, accessions, substitutions, replacements and proceeds of the same.

Financing Statement # 0215660338; Secured Party: Pitney Bowes Credit Corporation filed with the CA Secretary of State covering specified leased equipment.

Financing Statement # 2003008362-2; Secured Party: I/OMagic Corporation; Debtor:
IOM Holdings, Inc.


                                                 SCHEDULE 3.4
                                                 ------------


---------------------------------------- -------------------------------------- -----------------------
AVERAGE EXCESS AVAILABILITY AS OF        PRIME BASE RATE                        LIBOR BASE RATE
APRIL 1 AND OCTOBER 1 OF EACH YEAR
COMMENCING APRIL 1, 2006
---------------------------------------- -------------------------------------- -----------------------
less than $1 million                     Prime Rate + 1.0%                      LIBOR Rate + 3.75%
---------------------------------------- -------------------------------------- -----------------------
between  $ 1 million and $3.5  million   Prime Rate + 0.75%                     LIBOR Rate + 3.50%
(inclusive)
---------------------------------------- -------------------------------------- -----------------------
greater than $3.5 million                Prime Rate + 0.50%                     LIBOR Rate + 3.25%
---------------------------------------- -------------------------------------- -----------------------


                                  SCHEDULE 6.8
                                  ------------
                                  ASSUMED NAMES
                                  -------------
NONE.

                                  SCHEDULE 6.12
                                  -------------
                             LOCATION OF COLLATERAL
                             ----------------------


1.       4 Marconi, Irvine, California 92618

2. As to consigned Inventory, various Staples, Best Buy and Office Depot locations

3.       Various vendors as to inventory returned for repair/replacement

                                  SCHEDULE 6.18
                                  -------------
                                  LABOR MATTERS
                                  -------------


         None.

                                  SCHEDULE 6.20
                                  -------------
                                  BANK ACCOUNTS
                                  -------------


UNITED NATIONAL BANK ACCOUNT NUMBER 4042743

WELLS FARGO BANK ACCOUNT NUMBER 894012188

                                 EXHIBIT 8.4(d)
                                 --------------
                         COVENANT COMPLIANCE CERTIFICATE
                         -------------------------------

                                      Date

GMAC Commercial Finance LLC
3000 Town Center, Suite 280
Southfield, MI 48075

Dear ____________________:

We have reviewed and refer you to the Loan and Agreement (the "LOAN AGREEMENT") dated _______________, 2005, between GMAC Commercial Finance LLC and I/OMagic Corporation (the "BORROWER"); capitalized terms have the meaning given in the Loan Agreement. As of this date:
         1. No Event of Default has occurred under the Loan Agreement, nor does any event exist which, upon the lapse of time, service of notice, or both, would constitute an Event of Default under the Agreement except as set forth on SCHEDULE 1.
         2. To the best of our knowledge, no suit or proceeding at law or in equity or of any governmental body has been instituted or threatened which, in either case, would materially and adversely affect the financial condition or business operations of the Borrower except as set forth on SCHEDULE 2.
         3. The financial statements of the Borrower attached hereto have been prepared in accordance with GAAP (subject to year-end adjustments) and fairly represent the financial condition of the Borrower except as set forth on Schedule 3.
         4. The Borrower is in timely compliance with all covenants, and each of the representations and warranties set forth in the Agreement and the other Loan Documents, as of the date hereof and as of the date of any financial statements submitted herewith except as set forth on SCHEDULE 4.
         5. There has been no material change in the Borrower's relationships or contracts with its customers that may negatively impact the future business operations except as set forth on SCHEDULE 6.
         6. The Borrower does not participate in any re-sale, off-load or other programs with any of its customers pursuant to which such customers sell or supply the Borrower with raw materials or component parts on a purchase, consignment, bailment or other basis except as set forth on SCHEDULE 7.
         7.       For the ___ months ending _____________________, Borrower's
                  EBITDA was $________________, and Borrower's Fixed Charge Coverage Ratio was ___:1.0.
You are authorized to rely on this certification for any future Loans made to Borrower.

By:______________________________________
              (Signature)
         _____________________________
              (Title)

                                  EXHIBIT 11.18
                                  -------------
                            ACCOUNTANT CONTACT LETTER
                            -------------------------
                             [BORROWER'S LETTERHEAD]
                             -----------------------

                                     [Date]

[Accountant Name]
[Accountant Address]

                  Re: GMAC Commercial Finance LLC (together with its agents and affiliates, "LENDER")

Dear _________________:

As you know, [Accountant Name] ("ACCOUNTANT") provides [Borrower Name] ("BORROWER") with various accounting services including, without limitation, auditing Borrower's financial statements (the "ACCOUNTING SERVICES"). Borrower is entering into a Loan and Security Agreement with Lender (the "LOAN AGREEMENT") and Lender is and intends to rely on financial statements amended by Accountant. This letter (a) is the authorization for (a) Lender to rely on financial statements audited by Accountant, and (b) instructions to Accountant and its employees and agents to discuss with Lender various aspects of the Accounting Services and make available to Lender such information and records regarding Borrower as Lender may reasonably request including, without limitation, the financial statements prepared by Accountant for Borrower. Pursuant to the Loan Agreement, Borrower is required to have Accountant acknowledge this letter. Therefore, please acknowledge your understanding and agreement to this letter by signing below.

                                          Very truly yours,

                                          [BORROWER]

                                          By:______________________________

                                              Name:________________________

                                                       Title:______________
Acknowledged and agreed:

[ACCOUNTANT]

By:________________________________

Name:______________________________

         Title:____________________